EXHIBIT 99.1

ePlus Welcomes Melissa Ballenger as a New Member of the Board of Directors

HERNDON, VA – January 7, 2025 – ePlus inc. (NASDAQ: PLUS – news) today announced that Melissa Ballenger, Adjunct Professor at the Raymond A. Mason School of Business at William & Mary, has been appointed as a member of its Board of Directors. Ms. Ballenger has also been appointed as a member of the Audit Committee of the ePlus Board of Directors.

From 2020 to 2023, Ms. Ballenger served as the Chief Financial Officer of Mosaic, a financial technology platform for sustainable home improvements. From 2019 to 2020 she served as the Chief Financial Officer of Cross River Bank, a leader in innovative financial technology products services. Ms. Ballenger served as a public-company finance executive from 2003 through 2019, including Chief Financial Officer roles at the global firms State Street (EMEA), Santander and TD.

“Melissa has a vast range of experience within the financial services industry, along with international expertise that will provide invaluable perspective as we continue to grow our business,” said Mark Marron, CEO and president of ePlus. “Having served in financial leadership roles for most of her career, her ability to consider unfolding risks and opportunities across the strategic growth areas of our business will assist the Board in providing oversight and direction to enhance shareholder value.”

“I’m thrilled to be joining the Board of Directors of ePlus and have the opportunity to work as part of the team that has generated such a strong record of steady growth,” said Ms. Ballenger. “ePlus has a long history of smart strategy and strong execution, driven by its ability to correctly read market conditions and trends, and then help its customer organizations to weather changing dynamics. I’m excited to be a part of that.”

Ms. Ballenger also served as Principal Accounting Officer and Controller at Mastercard, a global technology company in the payments industry. Earlier in her career, she drove finance function transformation at Freddie Mac and served as an auditor at Arthur Andersen. She has provided strategic advice to multiple Boards of Directors, informing their governance over critical corporate priorities in both stable and challenging environments. Her executive scope included strategic and financial planning and execution, capital markets and treasury management, operational efficiency and risk management, and M&A.

Ms. Ballenger is a Certified Public Accountant (CPA) and also is credentialed as a Certified Director by the National Association of Corporate Directors (NACD). She graduated summa cum laude from the College of William & Mary, with a Bachelor of Business Administration–Accounting degree. She currently serves on the Board of Trustees of the William & Mary Business School Foundation.

About ePlus inc.

ePlus is a customer-first, services-led, and results-driven industry leader offering transformative technology solutions and services to provide the best customer outcomes. Offering a full portfolio of solutions, including artificial intelligence, security, cloud and data center, networking and collaboration, as well as managed, consultative and professional services, ePlus works closely with organizations across many industries to successfully navigate business challenges. With a long list of industry-leading partners and more than 2,300 employees, our expertise has been honed over more than three decades, giving us specialized yet broad levels of experience and knowledge. ePlus is headquartered in Virginia, with locations in the United States, United Kingdom, Europe, and Asia‐Pacific. For more information, visit www.eplus.com, call 888-482-1122, or email info@eplus.com.  Connect with ePlus on LinkedIn, X, Facebook, and Instagram.

Contact:
Kleyton Parkhurst, SVP
ePlus inc.
kparkhurst@eplus.com
703-984-8150